Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-222049 on Form S-4 of our reports dated March 30, 2017, relating to the consolidated financial statements of Vistra Energy Corp. (Successor Company) and Texas Competitive Electric Holdings Company LLC (Predecessor Company) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding emergence from bankruptcy and the non-comparability to prior periods) and May 1, 2017 relating to the financial statement schedule appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Dallas, Texas

January 23, 2018